Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES MOVE TO NASDAQ

Medway, MA, November 8, 2006 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, announced today that its application for listing its common stock on The NASDAQ Stock Market® (the “NASDAQ”) has been approved. The Company expects to begin trading on the NASDAQ under the symbol “CYBI” on or about November 21, 2006. The Company’s common stock will continue trading on the American Stock Exchange under the symbol “CYB” until the move is completed.

John Aglialoro, Chairman and CEO, stated “We view this move as a significant event for Cybex, and one that is consistent with our goal of enhancing shareholder value. The NASDAQ attracts growth companies from myriad of sectors, and we are looking forward to being a part of The NASDAQ Stock Market®.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

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